Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, NY 10019-6099

December 13, 2023

AdaptHealth Corp.
220 West Germantown Pike, Suite 250

Plymouth Meeting, Pennsylvania 19462

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to AdaptHealth Corp., a Delaware corporation (the “Company”), with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of general unsecured obligations of AdaptHealth LLC, a subsidiary of the Company (the “Sponsor”), to pay up to $100,000,000 of deferred compensation (the “Obligations”) from time to time in the future in accordance with the terms of the AdaptHealth LLC Non-qualified Deferred Compensation Plan, effective as of January 1, 2024 (the “Plan”).

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, we are of the opinion that, when issued in accordance with the provisions of the Plan, the Obligations will be valid and binding obligations of the Sponsor, enforceable against the Sponsor in accordance with the terms of the Plan, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general equity principles.

This opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP
Willkie Farr & Gallagher LLP